Exhibit 21 -- Subsidiaries of the Registrant

Mpower Holding Corporation - Registrant, a Delaware Corporation

Mpower Communications Corp, a Nevada Corporation
Mpower Communications of NY, Corp., a Delaware Corporation
Mpower Communications of VA, Inc., a Virginia Corporation
Mpower Management Corp, a Delaware Corporation
Primary Network Holdings, Inc., a Delaware Corporation.
CDM On-Line, Inc., a Missouri Corporation
Mpower Communications Central Corp, a Missouri Corporation
Q-Networks, Inc., a Missouri Corporation